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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON D.C. 20549

                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): May 29, 1997



                                 WavePhore, Inc.
             (Exact name of Registrant as specified in its Charter)




    Indiana                         0-24858                     86-0491428
(State or other                   (Commission                (I.R.S. Employer
Jurisdiction of                   File No.)                  Identification No.)
Incorporation)




                 3311 North 44th Street, Phoenix, Arizona 85018
              (Address and Zip Code of Principal Executive Offices)


       Registrant's telephone number, including area code: (602) 952-5500



                                      N/A
         (Former name or former address, if changed since last report.)

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ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.

         On May 29, 1997, WavePhore, Inc., an Indiana corporation (the "Company"), through its wholly-owned subsidiary WavePhore Newscast, Inc., a Delaware Corporation ("WavePhore Newscast"), purchased substantially all of the assets and assumed certain of the liabilities (the "Acquired Business") of Paracel Online Systems, Inc., a California corporation ("Paracel Online") of Dallas, Texas, in consideration for cash and future consideration based on achieving certain future financial performance, pursuant to an Agreement for the Purchase and Sale of Assets among the Company, WavePhore Newscast, Paracel Online and Paracel, Inc., dated May 29, 1997 (the "Asset Purchase Agreement").

         Prior to this transaction, Paracel Online operated the Acquired Business under the name "Paracel Online Systems, Inc.". The Acquired Business is engaged in the delivery of customized and aggregated news service derived from newspapers, newswires and news magazines to business customers worldwide utilizing proprietary and licensed technology.

         The Acquired Business receives information from a wide variety of national and international sources, including many of the world's most respected publishers, continuously throughout the day via satellite and other methods of electronic transmission. Utilizing its proprietary "NewsCenter" technology, the information is processed in Newscast Today servers and then delivered to customers' personal computers principally via the public internet, and also via Lotus Notes networks and e-mail servers. Each customer of the Newscast Today service has at least one custom-defined profile. Such profiles pinpoint topics, competitors, industry terms and companies in which they are interested, as well as those which are most relevant to the customer's business or personal requirements. The Acquired Business utilizes Fast Data Finder(TM) ("FDF(TM)") text filtering and categorization technology developed by Paracel, Inc. The Fast Data Finder uses the custom-built profiles as road maps for filtering the information for each customer. The FDF is a massively-parallel hardware accelerator for high-precision, large-scale text profiling which enables the filtering of raw information and customization of information on a very large scale. The Acquired Business delivers customized news to more than 30,000 users from more than 2,500 sources worldwide pursuant to information provider agreements with companies such as Dow Jones, Information Access Company, Intell.X, Phillips Business News, Ziff Davis and Speer Communications.

         The Acquired Business and WavePhore Inc.'s existing Newscast business are now operated within WavePhore Newscast, Inc. as a wholly-owned subsidiary of the Company. The combination of the Acquired Business with WavePhore, Inc.'s Newscast division enables WavePhore Newscast to provide customized, real-time information to more than 125 corporate customers serving over 81,000 knowledge workers. The Acquired Business adds Internet capability to WavePhore Newscast's intranet distribution service, and brings the number of news and information sources now available through WavePhore Newscast to more than 3,000.

         The Company expects to retain the employees of Paracel Online as employees of WavePhore Newscast and expects to continue the Acquired Business operations and utilize the acquired assets in the same manner as they were operated and utilized prior to this acquisition transaction. The acquired assets generally consist of cash, accounts receivable, prepaid expenses, furniture and fixtures, office


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and computer equipment, leasehold improvements and intangibles.

         As of the closing date of the acquisition transaction, the Acquired Business had approximately 26 employees. The Acquired Business is located in leased facilities in Dallas, Texas. The Company intends to consolidate most of the WavePhore Newscast operations in this facility.

         Pursuant to the Asset Purchase Agreement, the Company, through WavePhore Newscast, Inc., paid $3,000,000 to Paracel Online at the closing, and agreed to pay an additional $6,000,000 one hundred eighty (180) days after the May 29, 1997 closing date. The Asset Purchase Agreement also provides for the delivery of additional consideration to Paracel Online if the Acquired Business and the combined WavePhore Newscast Business, respectively, achieve certain minimum financial performance in 1997 and 1998, respectively. Fifty percent (50%) of any such additional consideration may be paid in the Company's Common Shares based upon the then current value of such shares.

         The value of the assets purchased from Paracel Online and the amount and type of consideration paid and to be paid by the Company for such assets were determined by negotiations among the parties to the transaction.

         The $3,000,000 cash payment made to Paracel Online at the closing date was made from the Company's available funds. The Company expects to fund additional cash payments required under the Asset Purchase Agreement through outside funding. Although the Company is currently evaluating various financing proposals from third parties, the Company has not finalized any such financing arrangements as of the date of this Report.


ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS.

         7(a) AND 7(b).

         It is impractical to file with this Report the financial statements and pro forma financial information required by Item 7(a) and 7(b) of Form 8-K. Such statements and information will be filed by amendment as soon as they are completed and available, but in no event later than 60 days after the date on which this Report must be filed.

         7(c).  EXHIBITS

         The following exhibits are furnished as required by Item 7(c):

Exhibit
Number                                      Description
------                                      -----------

  2 Agreement for the Purchase and Sale of Assets by and among WavePhore, Inc., WavePhore Newscast, Inc., Paracel Online Systems, Inc. and Paracel, Inc., dated May 29, 1997.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                       WAVEPHORE, INC.




Date:  June 12, 1997                                   By: /s/ David E. Deeds
                                                       -------------------------
                                                       David E. Deeds, Chairman,
                                                       Chief Executive Officer
                                                       and President

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